Exhibit 10.11

EXECUTION VERSION

GUARANTY OF RECOURSE OBLIGATIONS
This GUARANTY OF RECOURSE OBLIGATIONS (this “Guaranty”) is executed as of September 30, 2024, by ALEXANDER’S, INC., a Delaware corporation, having an address at 210 Route 4 East, Paramus, New Jersey 07652 (together with its permitted successors and/or assigns, “Guarantor”), for the benefit of GERMAN AMERICAN CAPITAL CORPORATION, having an address at 1 Columbus Circle, 15th Floor, New York, New York 10019 (together with its successors and assigns, “GACC”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “JPM”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at 401 South Tryon Street, 9th Floor, Charlotte North Carolina 28202 (together with its successors and assigns, “WFB”; collectively with GACC and JPM, together with their respective successors and assigns, “Lender”).
W I T N E S S E T H:
A.    Pursuant to that certain (i) Promissory Note A-1, dated as of the date hereof, made by 731 OFFICE ONE LLC, a Delaware limited liability company (“Borrower”) in favor of GACC in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00), (ii) Promissory Note A-2, dated as of the date hereof, made by Borrower in favor of JPM in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), and (iii) Promissory Note A-3, dated as of the date hereof, made by Borrower in favor of WFB in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) (as each of the same may hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, collectively, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”) which is made pursuant to that certain Loan Agreement, dated as of the date hereof, between Borrower and Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
B.    Lender is not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantor unconditionally guarantees the payment and performance to Lender of the Guaranteed Obligations (as herein defined).
C.    Guarantor is the owner of direct or indirect interests in Borrower, and Guarantor will directly benefit from Lender’s making the Loan to Borrower.
NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
NATURE AND SCOPE OF GUARANTY
Section 1.1    Guaranty of Obligation.
(a)    Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations (as defined below) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.
(b)    As used herein, the term “Guaranteed Obligations” means (A) Borrower’s Recourse Liabilities set forth in Section 10.1(b)(x) and Section 10.1(b)(xvi) of the Loan Agreement, and (B) from and after the date that any Springing Recourse Event occurs, payment of all of the Obligations; provided, that, Guarantor’s liability under the foregoing clause (B) for Springing Recourse Events under clauses (iii), (iv), (v), (vi) and (vii) of the definition thereof shall not exceed in the aggregate twenty-five percent (25%) of the Outstanding Principal Balance of the Loan.
(c)    Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.
Section 1.2    Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.
Section 1.3    Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 1.4    Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon written demand by Lender and, other than as expressly provided in the Loan Documents, without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantor, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.
Section 1.5    No Duty To Pursue Others. It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
Section 1.6    Waivers. Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances made by Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Mortgage, the Loan Agreement or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Property, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, except as expressly provided in the Loan Documents, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.
Section 1.7    Payment of Expenses. In the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately within ten (10) Business Days following demand by Lender, pay Lender all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) actually incurred by Lender in the enforcement hereof, together with interest thereon at the Default Rate from the date due, but without duplication of any such costs or expenses actually paid by Borrower. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.
Section 1.8    Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.
Section 1.9    Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for the payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise (it being understood that any such right, claim, remedy or benefit of Guarantor shall be available to it following the repayment in full of the Loan).
ARTICLE 2
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
To the extent not prohibited by applicable law, Guarantor hereby consents and agrees to each of the following and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice, except as expressly provided herein) which Guarantor might otherwise have as a result of or in connection with any of the following (provided, that, the following shall not constitute a waiver by Guarantor of any defense based on payment by Borrower or Guarantor of any of the Guaranteed Obligations):
Section 2.1    Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations or any failure of Lender to notify Guarantor of any such action.

Section 2.2    Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or Guarantor, except to the extent of such adjustment, indulgence, forbearance or compromise, as applicable.
Section 2.3    Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor or any changes in the direct or indirect shareholders, partners or members, as applicable, of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.
Section 2.4    Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) Borrower had valid defenses, claims or offsets, whether at law, in equity or by agreement (other than the defense of payment of the Guaranteed Obligations), which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.
Section 2.5    Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6    Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
Section 2.7    Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
Section 2.8    Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
Section 2.9    Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.
Section 2.10    Offset. Any existing or future right of offset, claim or defense (other than the defense of payment of the Guaranteed Obligations) of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.
Section 2.11    Merger. The reorganization, merger or consolidation of Borrower or Guarantor into or with any other Person.
Section 2.12    Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.
Section 2.13    Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, to the extent any such action is not expressly prohibited by the terms of the Loan Documents, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein (other than actions or omissions expressly agreed to in writing by Lender), which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
Section 2.14    Independent Obligations. The obligations of Guarantor under this Guaranty are independent of Borrower’s obligations under the Loan Agreement, the Note and the other Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether an action is brought against Borrower or whether Borrower is joined in any such action or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Borrower or in separate actions, as often as Lender, in its sole discretion, may deem advisable. To the extent it may lawfully do so, Guarantor, on behalf of itself and on behalf of each Person claiming by, through or under Guarantor, hereby irrevocably and unconditionally waives any right to object to Lender bringing simultaneous actions to (i) recover the Guaranteed Obligations against Borrower under the Loan Agreement, the Note or any other Loan Document, at law or in equity, or (ii) recover any amounts due under this Guaranty, including, without limitation, any rights of Guarantor or any Person claiming by, through or under Guarantor, may have under Sections 1301 and 1371 of the Real Property Actions and Proceedings Law of the State of New York.
Section 2.15    Survival.
(a)    This Guaranty shall survive the exercise of remedies following an Event of Default under the Loan Agreement or the other Loan Documents, including, but not limited to a foreclosure of the Mortgage by Lender, and shall remain in full force and effect until all Obligations and other sums due under the Loan Agreement and the other Loan Documents have been fully satisfied and indefeasibly paid in full to Lender and the Guaranteed Obligations accruing through the date of such repayment have been fully performed and satisfied by Guarantor.
(b)    Notwithstanding anything to the contrary set forth herein, Guarantor shall have no liability under this Guaranty for any Guaranteed Obligations that arise solely from actions first taken after the date that Lender (or its nominee, designee or agent) acquires title to the Property (whether at a foreclosure sale, by private power of sale or by the acceptance of a deed-in-lieu of foreclosure (it being agreed and acknowledged that Lender has no obligation to accept any such deed-in-lieu of foreclosure) or otherwise) (any such event being a “Mortgage Foreclosure Event”); provided, that, Guarantor shall not be released from liability (A) if such Mortgage Foreclosure Event is rescinded or declared void by a court of competent jurisdiction, (B) that arises from or after a Mortgage Foreclosure Event due to acts, omissions or conditions taken by or at the direction of Borrower, Guarantor or a Borrower Affiliate or (z) for any costs of enforcement as set forth in Section 1.7 hereof.

(c)    Notwithstanding the foregoing, in the event of the consummation of a Transfer and Assumption in accordance with the terms of the Loan Agreement (or otherwise consented to in writing by Lender), Guarantor shall be released from the Guaranteed Obligations with respect to the Property to the extent that the same arise, accrue, or occur out of an event, action, circumstance or condition that both (i) are not caused by Guarantor or its Affiliates and (ii) first arise, accrue, or occur after the consummation of such Transfer and Assumption; provided, that, Guarantor shall bear the burden of proving each of the foregoing clauses (i) and (ii) pursuant to a final judicial determination.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
To induce Lender to enter into the Loan Documents and to extend credit to Borrower, Guarantor represents and warrants to Lender as follows:
Section 3.1    Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.
Section 3.2    Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.
Section 3.3    No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.
Section 3.4    Guarantor’s Financial Condition.
(a)    As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor (i) is and will be solvent, (ii) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (iii) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.
(b)    All financial data delivered to Lender relating to Guarantor, including, without limitation those certain financial statements of Guarantor delivered to Lender in connection with the origination of the Loan, (i) are true, complete and correct, (ii) accurately represent the financial condition of Guarantor as of the date of such reports and financial statements, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Guarantor does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Guarantor from that set forth in said financial statements. With respect to the representations set forth in this clause (b), Guarantor shall be deemed to be in compliance with such representations if Guarantor is required to file a Form 10-Q and 10-K with the Securities and Exchange Commission, and Guarantor is then filing the same with Securities and Exchange Commission.
Section 3.5    Organization. Guarantor is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in the jurisdiction in which the ownership or lease of its property or the conduct of its business requires such qualification. To the extent Guarantor is a limited liability company or limited partnership, Guarantor’s organizational documents provide that Guarantor shall continue in business for a period of time that extends no less than two (2) years following the Stated Maturity Date. Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Guaranty, the other Loan Documents to which it is a party and all the transactions contemplated hereby and thereby.
Section 3.6    Proceedings; Enforceability. This Guaranty and the other Loan Documents to which Guarantor is a party have been duly authorized, executed and delivered by Guarantor and constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither this Guaranty nor any other Loan Document to which Guarantor is a party is subject to any right of rescission, set-off, counterclaim or defense by Guarantor (other than a defense of the payment of the Guaranteed Obligations), including the defense of usury, nor would the operation of any of the terms of this Guaranty or such other Loan Documents, or the exercise of any right hereunder or thereunder, render this Guaranty or such other Loan Documents unenforceable, and Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
Section 3.7    Legality; Consent. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder, do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.
Section 3.8    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by

Guarantor of, or compliance by Guarantor with, this Guaranty or the other Loan Documents to which Guarantor is a party, or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Guarantor.
Section 3.9    Litigation. There is no action, suit, proceeding or investigation pending or, to Guarantor’s knowledge, threatened against Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting Guarantor or any of its properties, businesses, assets or revenues, which would reasonably be expected to (i) materially and adversely affect the ability of Guarantor to pay and perform its obligations under this Guaranty or (ii) materially and adversely affect the financial condition of Guarantor. With respect to the representations set forth in this Section 3.9, Guarantor shall be deemed to be in compliance with such representations if Guarantor is required to file a Form 10-Q and 10-K with the Securities and Exchange Commission, and Guarantor is then filing the same with Securities and Exchange Commission.
Section 3.10    Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
ARTICLE 4
SUBORDINATION OF CERTAIN INDEBTEDNESS
Section 4.1    Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Guarantor. The Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Obligations or the Guaranteed Obligations remain outstanding, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.
Section 4.2    Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends, distributions and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends, distributions and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon the ninety-first (91st) day after irrevocable payment to Lender in full of the Obligations and the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.
Section 4.3    Payments Held in Trust. Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.
Section 4.4    Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Loan and the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, Guarantor shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by Guarantor. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, (a) any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender or (b) any rights of payment that Guarantor may have against Borrower, subject to the other terms of this Guaranty.
ARTICLE 5
COVENANTS
Section 5.1    Definitions. As used in this Article 5, the following terms shall have the respective meanings set forth below:
(a)    “Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 hereof.
(b)    “Liquid Asset” shall mean have the meaning ascribed to such term in the Loan Agreement; provided, that, Liquid Assets shall not include any asset that is a part of the Property or that is otherwise part of the collateral for the Loan.
(c)    “Net Worth” shall mean have the meaning ascribed to such term in the Loan Agreement; provided, that, (i) Net Worth shall only include assets located in the

United States or Canada, (ii) Gross Asset Value shall not include any interest in the Property or in any other asset that is part of the collateral for the Loan, and (iii) Total Liabilities shall not include any liability under the Loan Documents, but shall include, among other things, all guarantees and indemnities entered into by Guarantor other than this Guaranty, the Environmental Indemnity and other customary non-recourse “bad boy” carve-out guarantees and environmental indemnities for which Guarantor in each case has not incurred liability thereunder.
Section 5.2    Covenants. Until all of the Obligations and the Guaranteed Obligations have been paid in full, Guarantor shall maintain (x) a Net Worth of not less than $60,000,000.00 (the “Net Worth Threshold”) and (y) Liquid Assets of not less than $20,000,000.00 (the “Liquid Assets Threshold”).
Section 5.3    Prohibited Transactions. In addition to and without limiting the obligations of Guarantor under Section 5.2, Guarantor shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate that would reduce the Net Worth or Liquid Assets of Guarantor, including, without limitation, the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in Guarantor; provided, however, notwithstanding the foregoing, Guarantor may (i) pay dividends or make distributions to a shareholders in the ordinary course to the extent the payment of such dividend or the making of such distribution would not result in a breach of any of the Guarantor Financial Covenants (for the avoidance of ambiguity, a special dividend, special distribution, share buyback or other similar payment to shareholders shall be deemed not to be the ordinary course), or (ii) pay amounts owed to an Affiliate pursuant to an arm’s length agreement between Guarantor and such Affiliate for labor, material or services actually performed by such Affiliate, or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of Guarantor’s assets, or any interest therein other than for fair value.
Section 5.4    Financial Statements. Guarantor shall deliver to Lender:
(a)    Annual. Not later than one hundred twenty (120) days after the end of each fiscal year of Guarantor (commencing with the Fiscal Year ending December 31, 2024), Guarantor shall deliver to Lender annual financial statements (including a balance sheet, statement of income and expense and statement of cash flows) with respect to Guarantor prepared in accordance with GAAP, which annual financial statements shall have been audited by an Independent Accountant; provided, that, so long as Guarantor is required to file a Form 10-K with the Securities and Exchange Commission, Guarantor shall be deemed to have complied with this clause (a) upon the filing of the same by Guarantor with Securities and Exchange Commission.
(b)    Quarterly. Not later than sixty (60) days after the end of each fiscal quarter of Guarantor (commencing with the fiscal quarter ending September 30, 2024), Guarantor shall deliver to Lender quarterly financial statements (including a balance sheet, statement of income and expense and statement of cash flows) with respect to Guarantor prepared in accordance with GAAP, which quarterly financial statements shall be certified by the chief financial officer of Guarantor and in form, content, level of detail and scope reasonably satisfactory to Lender, together with a certificate of the chief financial officer of Guarantor (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that such quarterly financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Guarantor in a manner consistent with GAAP and the requirements of Regulation AB; provided, that, so long as Guarantor is required to file a Form 10-Q with the Securities and Exchange Commission, Guarantor shall be deemed to have complied with this clause (b) upon the filing of the same by Guarantor with the Securities and Exchange Commission.
Section 5.5    Financial Statements. Guarantor shall deliver to Lender:
(a)    Existence; Compliance with Legal Requirements. Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of its business and comply with all Legal Requirements applicable to it and its assets. Except as expressly contemplated in the Loan Agreement, Guarantor shall not engage in (i) any dissolution or liquidation and/or (ii) any consolidation or merger with or into any other business entity that would be prohibited pursuant to the terms of the Loan Agreement, in each case, without obtaining the prior written consent of Lender.
(b)    Litigation. Guarantor shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Guarantor which might materially adversely affect Guarantor’s condition (financial or otherwise) or business (including Guarantor’s ability to perform its Obligations hereunder or under the other Loan Documents to which it is a party); provided, that, so long as Guarantor is required to file a Form 10-Q and 10-K with the Securities and Exchange Commission, Guarantor shall be deemed to have complied with this clause (b) upon the filing of the same by Guarantor with Securities and Exchange Commission.
(c)    Patriot Act. Guarantor will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Guarantor, including those relating to money laundering and terrorism.
(d)    Further Assurances. Guarantor shall, at Guarantor’s sole cost and expense:
(i)    cure any defects in the execution and delivery of the Loan Documents to which Guarantor is a party and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents to which Guarantor is a party, as Lender may reasonably require; and

(ii)    do and execute all and such further lawful and reasonable acts, conveyances and assurances necessary to carry out the intents and purposes of this Guaranty and the other Loan Documents to which Guarantor is a party, as Lender may reasonably require from time to time; provided, that, in no event shall Guarantor be required to do or execute any act, conveyance or assurance that impose greater obligations or liabilities on Guarantor (other than to a de minimis extent) or reduce Guarantors’ rights under the Loan Documents from those otherwise provided for therein (other than to a de minimis extent).
ARTICLE 6
MISCELLANEOUS
Section 6.1    Waiver.
(a)    No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.
(b)    To the maximum extent permitted by law, Guarantor hereby irrevocably waives any and all defenses (including any defense based on lack of standing) that Guarantor may now or hereafter have to the enforcement of this Guaranty based on (i) Lender not being the holder or assignee of, or not having physical possession of, any prior promissory note the debt evidenced by which is now evidenced by the Note, (ii) any gap in the chain of assignments of any such prior promissory note between the first holder thereof and Lender, and/or (iii) any such prior promissory note having been lost.
Section 6.2    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required or permitted to be given hereunder shall be given in writing and shall be (i) sent by registered or certified mail, postage prepaid, return receipt requested, or (ii) delivered by hand or by reputable overnight courier, or (iii) electronically transmitted by e-mail with hard copy delivered by hand or by reputable overnight courier, in each case, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by a reputable courier for delivery on the next Business Day, and (d) if transmitted by e-mail, (1) if such e-mail was sent prior to 5:00 P.M. (New York time) on a Business Day, then on the date such e-mail was sent; provided, that, a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (2) if such e-mail was sent on a day that is not a Business Day or after 5:00 P.M. (New York time) on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent; provided, that, a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent, in each case addressed to the parties as follows:
If to Lender:    GERMAN AMERICAN CAPITAL CORPORATION
US Commercial Real Estate
1 Columbus Circle, 15th Floor
Mail Stop: NYC01-1530
New York, New York 10019
Attention:
    David Goodman
    Email: David.Goodman@db.com
    Robert W. Pettinato, Jr.
    Email: Robert.Pettinato@db.com
    Donna A. Corrigan
    Email: Donna-A.Corrigan@db.com
    Theresa Ellel
    Email: Theresa.Ellel@db.com
and to:    GERMAN AMERICAN CAPITAL CORPORATION
Legal Department
1 Columbus Circle, 19th Floor
Mail Stop: NYC01-1954
New York, New York 10019
Attention: General Counsel
and to:    JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179-0001
Attention: Simon B. Burce
Email: simon.burce@jpmchase.com
and to:    JPMorgan Chase Bank, National Association
SPG Middle Office/CIB
383 Madison Avenue, 8th Floor
New York, New York 10179-0001
Attention: Gisella Leonardis
Email: cmbs.loans.mo@jpmorgan.com

and to:    Wells Fargo Bank, National Association
c/o Wells Fargo Commercial Mortgage Servicing
401 South Tryon Street, 9th Floor
Charlotte North Carolina 28202
Facsimile No.: 844-879-5855
with a copy to:    Alston & Bird LLP
321 N. Clark Street
Chicago, Illinois 60654
Attention: Erin Felchner, Esq.
Email: Erin.Felchner@alston.com
If to Guarantor:    Alexander’s, Inc.
c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: President and Chief Financial Officer
Email: mfranco@vno.com
with a copy to:    Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer
Email: ghansen@VNO.com
with a copy to:    Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Counsel
Email: sborenstein@vno.com
with a copy to:    Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Ralston W. Turbeville Jr., Esq.
Email: turbeviller@sullcrom.com
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer.

Section 6.3    Governing Law; Jurisdiction; Service of Process.
(a)    THIS GUARANTY WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY GUARANTOR AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND/OR THE OTHER LOAN DOCUMENTS, AND THIS GUARANTY AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LENDER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LENDER EACH HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. GUARANTOR AGREES THAT SERVICE OF PROCESS UPON GUARANTOR AT THE ADDRESS FOR GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON

AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL BE THE SAME AGENT DESIGNATED BY BORROWER UNDER THE LOAN AGREEMENT), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY OTHER JURISDICTION.
Section 6.4    Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
Section 6.5    Amendments. This Guaranty may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.
Section 6.6    Parties Bound; Assignment. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted, assigns, heirs and legal representatives. Lender shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents that is permitted under the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty. Guarantor shall not have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void; provided, that, the foregoing is not intended to in any way restrict or prohibit a Transfer and Assumption in accordance with the Loan Agreement or otherwise consented to in writing by Lender.
Section 6.7    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.
Section 6.8    Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
Section 6.9    Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
Section 6.10    Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
Section 6.11    Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER.
Section 6.12    Waiver of Right To Trial By Jury. GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE MORTGAGE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND GUARANTOR ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER AND GUARANTOR, RESPECTIVELY.
Section 6.13    Cooperation. Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Subject to the terms, conditions and limitations set forth in the Loan Agreement, Guarantor shall reasonably cooperate with all reasonable requests of Lender in effecting any such Secondary Market Transaction, shall reasonably cooperate to implement all requirements imposed by any of the Rating Agencies involved in any Secondary Market Transaction and shall provide (or cause Borrower to provide) such information and materials as may be required or necessary pursuant to Article 9 of the Loan Agreement. Notwithstanding anything to the contrary herein, for so long as Guarantor is a publicly traded company subject to the jurisdiction of the Securities and Exchange Commission, Guarantor shall not be required to disclose any non-public financial information nor, without limiting the foregoing, shall Guarantor be required to take any action that, in its reasonable judgment, may result in a violation of Regulation FD or any other similar securities laws or regulations.
Section 6.14    Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
Section 6.15    Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement”, (f) the word “Property” shall include any portion of the Property and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Property, the Leases and/or the Rents and/or in enforcing its rights hereunder.
Section 6.16    Limitation of Liability. By accepting this Guaranty, Lender hereby waives and releases all liability, and no liability shall be enforceable, against the separate constituent owners of Guarantor or the assets of such constituent owners in respect of Guarantor’s obligations under this Guaranty. The foregoing waiver and release are part of the consideration for the execution and delivery of this Guaranty.

Section 6.17    Unsecured Obligations. The obligations of Guarantor under this Guaranty are not secured by the lien of the Mortgage or the security interests or other collateral described in the Mortgage or the other Loan Documents, it being the intent of Lender to create separate obligations of Guarantor hereunder which can be enforced against Guarantor without regard to the existence of the Mortgage or other Loan Documents or the liens or security interests created therein.
Section 6.18    Incorporation by Reference. To the extent that any defined terms contained in any other Loan Document (including, without limitation, the Loan Agreement) are used herein or incorporated herein by reference, and such other Loan Document is terminated or otherwise satisfied prior to the termination of this Guaranty, then, for the avoidance of doubt, such defined terms shall survive until the satisfaction of the Obligations without regard to the fact that the Loan Document originally containing the same has been otherwise terminated or satisfied.
Section 6.19    New York Provisions. Guarantor acknowledges and agrees that this Guaranty is, and is intended to be, an instrument for the payment of money only, as such phrase is used in Section 3213 of the Civil Practice Law and Rules of the State of New York, that Guarantor has been fully advised by its counsel of Lender’s rights and remedies pursuant to such Section 3213 and that Guarantor expressly waives any right, and hereby agrees not, to assert that this Guaranty is not such an instrument.
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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.
GUARANTOR:

ALEXANDER’S, INC., a Delaware corporation

By:	/s/ Steven J. Borenstein
Name: Steven J. Borenstein
Title: Authorized Signatory